Exhibit 10.36
Takeda Pharmaceutical Company Limited

	Corporate Strategy & Planning Department	Shinji Honda
Established 1781	12-10, nihonbashi 2-chome, chuo-ku. tokyo 103-8668, japan	Senior Manager
Incorporated 1925	TEL+81-3-3278-2258 FAX +81-3-3278-2230	US Operations

January 29, 2007
Dr. Ryuji Ueno
Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue
Suite 450
Bethesda, MD 20814
U.S.A.
Re: TAP Co-Promotion Agreement
Dear Dr. Ueno:
     Reference is made to that certain redacted version of the Co-Promotion Agreement (the “Co-Promotion Agreement”) between Takeda Pharmaceuticals America, Inc. (“TPA”) and TAP Pharmaceutical Products Inc. (“TAP”) that was previously provided to you. Reference is also made to the Collaboration and License Agreement (the “Original Agreement”), dated as of October 29, 2004, as supplemented by the Supplemental Agreement (the “Supplemental Agreement” and, together with the Original Agreement, the “Agreements”), dated as of February 1, 2006, between Takeda Pharmaceutical Company Limited (“TPC”) and Sucampo Pharmaceuticals, Inc. (“Sucampo”). This letter agreement is being delivered to you in order to confirm our mutual understandings and agreement regarding TPC’s and TPA’s appointment of TAP as the detailing and sales promotion organization for Amitiza pursuant to the Co-Promotion Agreement (the “Appointment”).
     Specifically, this letter agreement confirms that (1) the purpose of the Appointment is solely to replace PSS as the detailing organization (as identified in Section 6.1 of the Supplemental Agreement) to promote Amitiza in the secondary position, (2) the Appointment is limited solely to product detailing and sales promotion, (3) the Appointment does not relieve TPC of any of its obligations under the Agreements and TPC remains fully liable for the performance by TPA or TAP, as the case may be, of all of TPC’s obligations under the Agreements applicable to their activities, and (4) Sucampo does not object to the Appointment. This letter agreement further confirms that the annual minimum PDEs for Amitiza remain the annual minimum PDEs specified in Section 5.3(f) of the Original Agreement.
     TPC also agrees that any press release announcing the Appointment made by TPC, TAP or any of their respective affiliates shall refer only to Amitiza and not to any other product detailed or otherwise handled by TAP. The foregoing sentence shall not prevent TPC, TAP or any of their respective affiliates from issuing a separate press release with respect to any other product detailed or otherwise handled by TAP. In addition, any such announcement or other

Takeda Pharmaceutical Company Limited
public announcement relating to or arising out of the Appointment will be in compliance with the standard operating procedures set forth in Annex 5 to the Supplemental Agreement.
     TPC further agrees to provide to Sucampo reasonable advance notice as to, and discuss in good faith with Sucampo, any future plans to (1) extend the term of the Appointment beyond March 31, 2009, (2) replace TAP as the detailing organization for Amitiza, or (3) utilize TPA’s own sales force to perform the product detailing and sales promotion functions contemplated by Section 6.1 of the Supplemental Agreement. Any such plans will be discussed at the JCC pursuant to the procedures set forth in the Original Agreement. TPC further agrees to discuss with Sucampo on an ongoing basis at the JCC any additional promotional needs for Amitiza.
     We kindly ask that Sucampo confirm its understanding and agreement to the foregoing by executing this letter agreement in the space provided below and returning a copy to the undersigned,

Very truly yours,

By:	/s/ Shinji Honda

Name:	Shinji Honda
Title:	Sr. Manager, US Operations
Consented to and acknowledged by:

Sucampo Pharmaceuticals, Inc.

By:	/s/ Ryuji Ueno
Name:	RYUJI UENO
Title:	CEO
Date:	1/29/07